Exhibit 99.1

ClearBridge Energy MLP Fund Inc.

Announces Name Change and Amended Investment Policy

NEW YORK – (Business Wire) – August 17, 2018—ClearBridge Energy MLP Fund Inc. (the “Fund”) (NYSE: CEM) announced today that the Board of Directors of the Fund has approved a change to the Fund’s name. Effective on or about October 22, 2018, the Fund’s name will be ClearBridge MLP and Midstream Fund Inc. The Fund’s shares of common stock will continue to trade under its existing New York Stock Exchange symbol “CEM”. The Fund’s CUSIP, 184692101, will not change.

In addition, also effective on or about October 22, 2018, under normal market conditions the Fund will invest at least 80% of its managed assets in energy master limited partnerships (“MLPs”) and energy midstream entities. Currently, the Fund’s investment policy provides that at least 80% of its managed assets be invested in energy MLPs. The name change and investment policy amendment should allow additional investment flexibility by permitting greater investments in midstream entities organized as C corporations. Management does not anticipate any material change in the portfolio construction in the near term because of these changes.

For as long as “MLP” and “Midstream” are in the name of the Fund, the Fund will invest at least 80% of its managed assets in energy MLPs and energy midstream entities. The Fund may not change its policy to invest at least 80% of its managed assets in energy MLPs and energy midstream entities unless it provides stockholders with at least 60 days’ written notice of such change.

For purposes of the 80% policy, the Fund considers investments in midstream entities as direct or indirect investments in those entities that provide midstream services including the gathering, transporting, processing, fractionation, storing, refining, and distribution of oil, natural gas liquids, natural gas and refined petroleum products. For purposes of the 80% policy, the Fund considers investments in MLPs to include investments that offer economic exposure to public and private MLPs in the form of equity securities of MLPs, securities of entities holding primarily general partner or managing member interests in MLPs, securities that are derivatives of interests in MLPs (including I-Shares), exchange-traded funds that primarily hold MLP interests and debt securities of MLPs. The Fund considers an entity to be within the energy sector if it derives at least 50% of its revenues from the business of exploring, developing, producing, gathering, fractionating, transporting, processing, storing, refining, distributing, mining or marketing natural gas, natural gas liquids (including propane), crude oil, refined petroleum products or coal. The Fund may also invest up to 20% of its managed assets in other securities that are not MLPs or midstream entities.

The Fund is a non-diversified closed-end investment management company managed by Legg Mason Partners Fund Advisor, LLC, a wholly-owned subsidiary of Legg Mason, Inc. (“Legg Mason”), and sub-advised by ClearBridge Investments, LLC.

An investment in the Fund involves risk, including loss of principal. Investments in energy MLPs and energy midstream entities are subject to unique risks. The Fund’s concentration of investments in energy MLPs and energy midstream entities subject it to the risks of MLPs, midstream entities and the energy sector, including the risks of declines in energy and commodity prices, decreases in energy demand, adverse weather conditions, natural or other disasters, changes in government regulation, and changes in tax laws.

Data and commentary provided in this press release are for informational purposes only. Legg Mason and its affiliates do not engage in selling shares of the Fund.

Shareholder Contact: Fund Investor Services at 1-888-777-0102